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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 2 on Form S-8 to Form S-4) of IAC/InterActiveCorp of our report dated March 10, 2005, with respect to the consolidated financial statements and schedule of Ask Jeeves, Inc., management's assessment of the effectiveness of internal control over financial reporting of Ask Jeeves, Inc., and the effectiveness of internal control over financial reporting of Ask Jeeves, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

San Francisco, California
August 8, 2005

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Consent of Independent Registered Public Accounting Firm